Exhibit 5.1




                                 June 12, 1998


Compaq  Computer  Corporation
20555  S.H.  249
Houston,  Texas  77070

Ladies  and  Gentlemen:

     I am the Vice President and Associate General Counsel of Compaq Computer Corporation ("Compaq") and have acted in such capacity in connection with Compaq's Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of 150,000,000 shares of Compaq's common stock (the "Shares") pursuant to the Compaq Computer Corporation 1998 Stock Option Plan. In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued for adequate consideration therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable shares of Compaq.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very  truly  yours,

                              /s/  Linda  S.  Auwers

                              Linda  S.  Auwers
                              Vice  President  and
                              Associate  General  Counsel